Exhibit (a)(2)(ii)

News Release

PartnerRe Ltd. Announces Final Results of Exchange Offers

for its Outstanding Preferred Shares

PEMBROKE, BERMUDA, May 2, 2016 – PartnerRe Ltd. (“the Company”) today announced the final results from its previously announced offers to exchange (collectively, the “exchange offers”) any and all of the Company’s outstanding 6.50% Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) for the Company’s 6.50% Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares”), any and all of the Company’s outstanding 7.25% Series E Cumulative Redeemable Preferred Shares, (the “Series E Preferred Shares”) for the Company’s 7.25% Series H Cumulative Redeemable Preferred Shares (the “Series H Preferred Shares”) and any and all of the Company’s outstanding 5.875% Series F Non-Cumulative Redeemable Preferred Shares (the “Series F Preferred Shares”) for the Company’s 5.875% Series I Non-Cumulative Redeemable Preferred Shares (the “Series I Preferred Shares”). We collectively refer to Series D Preferred Shares, Series E Preferred Shares and Series F Preferred shares as “existing preferred shares” and to Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares as “new preferred shares.”

Computershare Trust Company, N.A. has advised the Company that as of 5:00 p.m., New York City time on April 29, 2016 that:

•	6,415,264 shares of Series D Preferred Shares have been validly tendered and not properly withdrawn pursuant to the exchange offers, representing approximately 69.7% of the Series D Preferred Shares outstanding prior to the exchange offers;

•	11,753,798 shares of Series E Preferred Shares have been validly tendered and not properly withdrawn pursuant to the exchange offers, representing approximately 78.6% of the Series E Preferred Shares outstanding prior to the exchange offers; and

•	7,320,574 shares of Series F Preferred Shares have been validly tendered and not properly withdrawn pursuant to the exchange offers, representing approximately 73.2% of the Series F Preferred Shares outstanding prior to the exchange offers.

The Company has accepted all the tendered existing preferred shares for exchange. The new preferred shares will be delivered promptly and the Company expects that they will be available for trading on the New York Stock Exchange (“NYSE”) under the following symbols PRE PR G, PRE PR H and PRE PR I after the settlement of the exchange offers. As a result of the exchange offers, the Company will cancel the existing preferred shares tendered in the exchange offers. Non-tendered existing preferred shares will remain outstanding and continue to trade on the NYSE until such time as the Company decides to redeem them in accordance with their terms of issuance. The Company will seek a comparable credit rating for the new preferred shares as is held by the existing preferred shares.

Important Information

This description of the exchange offers above is only a summary and is qualified in its entirety by all of the terms and conditions of the exchange offers set forth in the offering memorandum, the letter of transmittal and other materials relating to the exchange offers, all as filed with the Securities and Exchange Commission (the “SEC”). The foregoing description of the new preferred shares does not purport to be complete and is qualified in its entirety by reference to the respective certificates of designation. The Company has made the exchange offers only by, and pursuant to the terms of, the offering memorandum and the letter of transmittal, which include important information regarding the exchange offers, including a discussion on the U.S. federal income tax consequences of the exchange offers.

Pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, the Company is filing an Issuer Tender Offer Statement on Schedule TO with the SEC, which contains additional important information with respect to the exchange offers. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

The exchange offers have been made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed, and does not expect to file, a registration statement under the Securities Act or any other federal or state securities laws with respect to the new preferred shares.

THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Forward-Looking Statements

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The Company’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the SEC. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

About PartnerRe Ltd.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2014, total revenues were $6.5 billion. For the year ended December 31, 2015, total revenues were $5.4 billion. At December 31, 2015, total assets were $21.4 billion, total capital was $7.7 billion and total shareholders’ equity attributable to PartnerRe was $6.9 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts: PartnerRe Ltd.	Okapi Partners LLC
(441) 292-0888	1212 Avenue of the Americas, 24th Floor
Investor Contact: Robin Sidders	New York, NY 10036
Media Contact: Celia Powell	(212) 297-0720
E-mail: info@okapipartners.com